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                                                                   EXHIBIT 23.02

                  CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT

                          CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Ocular Sciences, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-32999) on Form S-8 of Ocular Sciences, Inc. of our reports dated January 28, 1998, relating to the consolidated balance sheets of Ocular Sciences, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997 annual report on Form 10-K of Ocular Sciences, Inc.


                                              KPMG Peat Marwick LLP


San Francisco, California
March 30, 1998